      Portions of this Exhibit 10.1 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                        COLLABORATIVE RESEARCH AGREEMENT

      This amended and restated COLLABORATIVE RESEARCH AGREEMENT (this "Agreement") is entered into as of April 23, 1999, by and among PFIZER INC ("Pfizer"), a Delaware corporation, having its principal place of business at 235 East 42nd Street, New York, New York 10017, OSI PHARMACEUTICALS, INC., formerly known as ONCOGENE SCIENCE, INC. ("OSI"), a Delaware corporation, having its principal place of business at 106 Charles Lindbergh Blvd., Uniondale, New York 11553, and ANADERM RESEARCH CORP. ("Anaderm"), a Delaware corporation, having its principal place of business at 235 East 42nd Street, New York, New York 10017.

                              W I T N E S S E T H:

      WHEREAS, Anaderm was organized to discover, produce, purchase and market new compounds or new uses for known compounds for use in humans for the prevention or treatment of baldness and wrinkles and for the control of skin and hair pigmentation;

      WHEREAS, OSI has developed proprietary gene transcription and gene expression modulation technology and high throughput screening systems which may be used to identify and develop novel drugs, and is contributing chemical capabilities to synthesize analogs and make bulk compounds for exploratory purposes;

      WHEREAS, Pfizer has the capacity to undertake research for the discovery and evaluation of compounds for use in humans for the prevention or treatment of baldness and wrinkles and for the control of hair and skin pigmentation, and also has the capability for clinical evaluation, manufacturing and marketing of such compounds;

      WHEREAS, Anaderm, OSI and Pfizer wish to enter into a research collaboration to identify and develop compounds for use in humans for the prevention or treatment of baldness and wrinkles and for the control of hair and skin pigmentation; and

      WHEREAS, Pfizer, OSI and Anaderm entered into a Collaborative Research Agreement dated as of April 23, 1996 (the "1996 Agreement"), which they now wish to be amended and restated by this Agreement.

      NOW, THEREFORE, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

      Whenever used in this Agreement, the terms defined in this article (ARTICLE 1) shall have the meanings specified.

      1.1. "Affiliate" means any corporation or other legal entity owning, directly or indirectly, 50% or more of the voting capital shares or similar voting securities of Anaderm, OSI or Pfizer; or any corporation or other legal entity 50% or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Anaderm, OSI or Pfizer. However, a foreign corporation or other legal entity shall be considered an Affiliate of Anaderm, OSI or Pfizer, if Anaderm, OSI or Pfizer, respectively, owns the maximum amount of voting securities of such corporation or entity that a U.S. company is permitted to own under the laws of the applicable foreign country and such maximum amount is at least forty percent.

      1.2. "Anaderm Confidential Information" means all information about any element of Anaderm Technology which is disclosed by Anaderm to OSI or Pfizer, orally or in writing, and designated "Confidential" in writing by Anaderm no later than 30 days after the time of disclosure to OSI or Pfizer, to the extent that such information as of the date of disclosure to

OSI or Pfizer is not (i) known to the recipient (i.e., OSI or Pfizer) other than by virtue of a prior confidential disclosure to the recipient by Anaderm, or
(ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained by the recipient from a Third Party free from any obligation of secrecy to Anaderm. "Anaderm Confidential Information" shall include, without limitation and subject to the foregoing exceptions (i) through
(iii), any agreements between Anaderm and Third Parties and any information contained in such agreements that Anaderm provides to OSI or Pfizer.

      1.3. "Anaderm Patent Rights" means Anaderm's rights in all Inventions within Anaderm Technology, including the worldwide rights in all applications for letters patent on Inventions that are encompassed within Anaderm Technology, including all continuations, continuations-in-part, divisionals, renewals and patents of addition thereof, all letters patent granted thereon, and all reissues, Supplementary Protection Certificates and extensions thereof. "Anaderm Patent Rights" includes any rights in Inventions that are acquired by Anaderm pursuant to Article 7 of this Agreement.

      1.4. "Anaderm Technology" means all Technology that pertains to the Field or to the Dermatology Indications, that is or was developed or created by employees of, or consultants to Anaderm, alone or jointly with one or more Third Parties or with Pfizer or OSI, or that is or was acquired by Anaderm by purchase, license, assignment or other means from one or more Third Parties or from Pfizer or OSI.

      1.5. An "Analog" of a compound refers to a compound which is selected to be screened for activity in modulating a certain biological mechanism or response, based on its structural similarity to a compound which was found to exhibit activity in modulating the same biological mechanism or response.

      1.6. An "Analog" of an OSI compound refers to a compound which is selected to be screened for activity in modulating a certain biological mechanism or response, based on its structural similarity to a compound Owned By OSI, where ownership of the compound is determined as set forth in Section 1.33 below, where the OSI compound was found to exhibit activity in modulating the same biological mechanism or response.

      1.7. An "Analog" of a Pfizer compound refers to a compound which is selected to be screened for activity in modulating a certain biological mechanism or response, based on its structural similarity to a compound Owned By Pfizer where ownership of the compound is determined as set forth in Section
1.33 below, where the Pfizer compound was found to exhibit activity in modulating the same biological mechanism or response.

      1.8. An "Analog" of a compound from a Pfizer Selected Library refers to a compound which is selected to be screened for activity in modulating a certain biological mechanism or response, based on its structural similarity to a compound from a Pfizer Selected Library where such compound from the Pfizer Selected Library was found to exhibit activity in modulating the same biological mechanism or response.

      1.9. "Class 1 Compound" means, in each case pertaining to the Field or the Dermatology Indications, any compound that is invented, or for which a New Use is invented, or an Analog of a Class 3 Compound made, by one or more persons in the course of participating in the Research Program as an employee or otherwise on behalf of (e.g., as a consultant for or student of) Anaderm, Pfizer, OSI or NYU, as to which no Third Party other than NYU is entitled to royalties from Anaderm upon commercialization.

      1.10. "Class 2 Compound" means, in each case pertaining to the Field or the Dermatology Indications, any compound that is invented, or for which a New Use is invented, or an Analog of a Class 3 Compound made, by one or more persons in the course of participating in the Research Program as an employee or otherwise on behalf of (eg., as a consultant for or a student of) Anaderm, Pfizer, NYU or OSI, and in which an entity other than Anaderm, Pfizer, OSI or NYU has the right to receive a royalty from Anaderm if such compound or New Use is commercialized, such as, for example, a New Use for a compound that is discovered using screens owned by an entity other than Anaderm, Pfizer, OSI or NYU.

      1.11. "Class 3 Compound" means any compound pertaining to the Field or the Dermatology Indications, that is invented or for which a New Use is invented by an entity other than Anaderm, Pfizer, OSI or NYU, and of which Anaderm becomes aware. Class 3 Compounds also include compounds invented by Third Parties outside the Research Program and licensed to Anaderm or Pfizer, compounds invented by a business acquired by Pfizer or an Affiliate of Pfizer after the Effective Date, and compounds pertaining to the Field or the Dermatology Indications (which may or may not have utility outside of the Field and outside such subject areas) that are invented, developed or discovered by Pfizer in the course of research conducted by Pfizer, solely or jointly with a Third Party, outside of the Field and outside of the Research Program, but shall not include Analogs of Class 3 Compounds that are made during the course of the Research Program.

      1.12. "Contract Period" means the period beginning on the Effective Date and ending three years from the Effective Date.

      1.13. "Dermatology Indications" means proliferative and inflammatory disorders of the skin such as acne, psoriasis, dandruff, itching and eczema.

      1.14. "Effective Date" means April 23, 1999.

      1.15. "Field" means the (a) stimulation or control of hair growth, (b) prevention or reversal of wrinkling of the skin, or (c) alteration of skin or hair pigmentation, in each case in human subjects. Technology, as defined herein, shall be considered to "pertain to the Field" if either: (a) it is a compound having activity within the Field; (b) it is a New Use for a compound having activity within the Field; or (c) it is useful for discovering compounds within the Field.

      1.16. "Human Therapeutic Product" means any Rx or OTC Drug Product for an indication within the Field or the Dermatology Indications. "Drug Product", as used herein, means a product that contains one or more therapeutically active compounds or that relates to a method of administering or using one or more. therapeutically active compounds. "Human Therapeutic Product" does not include Rx veterinary or OTC veterinary Drug Products.

      1.17. "Human Therapeutic Product based on a Class 1 Compound" means a Human Therapeutic Product that contains or relates to a method of administering or using a Class 1 Compound.

      1.18. A Human Therapeutic Product is considered to be "based on" a Class 1 Compound that is identified by screening a Pfizer Selected Library if the Human Therapeutic Product contains, or relates to a method of administering or using, a Class 1 Compound identified by screening, and is part of, a Pfizer Selected Library, or by screening Analogs of a compound from a Pfizer Selected Library.

      1.19. "Human Therapeutic Product based on a Class 2 Compound" means a Human Therapeutic Product that contains or relates to a method of administering or using a Class 2 Compound.

      1.20. A Human Therapeutic Product is considered to be "based on" a Class 2 Compound that is identified by screening a Pfizer Selected Library if the Human Therapeutic Product contains, or relates to a method of administering or using, a Class 2 Compound identified by screening, and is part of, a Pfizer Selected Library, or by screening Analogs of a compound from a Pfizer Selected Library.

      1.21. "Human Therapeutic Product based on a Class 3 Compound" means a Human Therapeutic Product that contains or relates to a method of administering or using a Class 3 Compound.

      1.22. "Invention" means an invention (i.e., a conception and actual or constructive reduction to practice of an idea) that is deemed patentable by a party to this Agreement.

      1.23. "Lead Compound" means a Class 1 or Class 2 Compound that has been preliminarily assessed by Anaderm to be effective or potentially effective, or to be a compound for which a New Use is effective or potentially effective, in treating an indication within the Field or the Dermatology Indications.

      1.24. "Net Sales" means the gross sales by Anaderm or Pfizer or an Affiliate or Co-developer of Anaderm or Pfizer, or by a licensee or sublicensee of Pfizer, for arm's-length sales to a Third Party or Third Parties, excluding NYU, of Human Therapeutic Products, less transportation expenses, normal returns and allowances (actually paid or allowed), rebates, customary discounts and sales or other taxes based on the sales prices, but not including taxes assessed against income derived from such sales. The term "Co-developer" refers to a Person that, pursuant to an agreement with Pfizer or Anaderm, shares with Pfizer or Anaderm, respectively, the right to market a Human Therapeutic Product based on a Class 1 or Class 2 Compound.

      1.25. "New Use", as used throughout this Agreement, means new therapeutic indications for known compounds, new compositions containing known compounds and new methods of administering known compounds, and includes, e.g., combination therapies involving the administration of two or more known therapeutically active compounds or new compositions containing one or more known therapeutically active compounds.

      1.26. "NYU" means New York University, having a principal place of business at 550 First Avenue, New York, New York 10016.

      1.27. "NYU Agreement" means the Research and Licensing Agreement between Anaderm, NYU and Pfizer having an effective date of April 23, 1999.

      1.28. "OSI Compound File" means compounds maintained by OSI, including compounds from the library licensed to OSI by The Dow Chemical Company (Midland, Michigan) that OSI has the right to use for screening in the Research Program.

      1.29. "OSI Confidential Information" means all information about any element of OSI Technology which is disclosed by OSI to Anaderm or Pfizer, orally or in writing, and designated "Confidential" in writing by OSI no later than 30 days after the time of disclosure to Anaderm or Pfizer to the extent that such information as of the date of disclosure to Anaderm or Pfizer is not (i) known to the recipient (i.e., Anaderm or Pfizer) other than by virtue of a prior confidential disclosure to the recipient by OSI, or (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained by the recipient from a Third Party free from any obligation of secrecy to OSI.

      1.30. "OSI Patent Rights" means OSI's rights in all Inventions within OSI Technology, including the worldwide rights in all applications for letters patent on Inventions that are encompassed within OSI Technology, including all continuations, continuations-in-part, divisionals, renewals and patents of addition thereof, all letters patent granted thereon, and all reissues, Supplementary Protection Certificates and extensions thereof. "OSI Patent Rights" includes any rights in Inventions that are acquired by OSI pursuant to Article 7 of this Agreement.

      1.31. "OSI Technology" means all Technology that pertains to the Field or to the Dermatology Indications, including Technology that relates to high throughput screening or to transcriptional modulation of gene expression of the gene encoding a target, including all improvements thereto and the use of such Technology to develop transcription-based drugs, that is or was developed or created by employees of or consultants to OSI, or an OSI Affiliate, alone or jointly with one or more Third Parties or with Anaderm or Pfizer, or that is or was acquired by OSI by purchase, license, assignment or other means from one or more Third Parties or from Anaderm or Pfizer.

      1.32. "OTC" means drugs sold over-the-counter without prescription.

      1.33. A compound shall be considered to be "Owned By" Pfizer, Anaderm or OSI, throughout this Agreement, if such compound was provided to a participant in the Research Program by Pfizer, Anaderm or OSI, respectively, for use in conducting the Research Program, or if Pfizer, Anaderm or OSI, respectively, has rights in such compound in the United States under the patent laws (i.e., if such compound is an Invention that is owned, in whole or in part, by such party) or is claimed in a patent application or patent that is owned, in whole or in part, by such party) or the laws governing the protection of trade secrets and confidential business information. For purposes of this Agreement, compounds in the Pfizer Compound file shall be considered to be Owned By Pfizer and, with the following exception, compounds in the OSI Compound File shall be considered to be Owned By OSI. A compound shall be considered to be "Owned By" Pfizer, but not "Owned By" OSI, if the compound is part of both the Pfizer Compound File and the OSI Compound File.

      1.34. "Person" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company, or other entity.

      1.35. "Pfizer Compound File" means the compounds maintained by Pfizer's Central Research Division.

      1.36. "Pfizer Confidential Information" means all information about any element of Pfizer Technology which is disclosed by Pfizer to OSI or Anaderm, orally or in writing, and designated "Confidential" in writing by Pfizer no later than 30 days after the time of disclosure to OSI or Anaderm to the extent that such information as of the date of disclosure to OSI or Anaderm is not (i) known to the recipient (i.e., OSI or Anaderm) other than by virtue of a prior confidential disclosure to the recipient by Pfizer, or (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained by the recipient from a Third Party free from any obligation of secrecy to Pfizer. "Pfizer Confidential Information" shall include, without limitation and subject to the foregoing exceptions (i) through (iii), any agreements between Pfizer and Third Parties and any information contained in such agreements that Pfizer provides to OSI or Anaderm.

      1.37. "Pfizer Patent Rights" means the rights of Pfizer and its Affiliates other than Anaderm in all Inventions within Pfizer Technology, including worldwide rights in all applications for letters patent on Inventions that are encompassed within Pfizer Technology, including all continuations, continuations-in-part, divisionals, renewals and patents of addition thereof, all letters patent granted thereon, and all reissues, Supplementary Protection Certificates, and extensions thereof. "Pfizer Patent Rights" includes any rights in Inventions that are acquired by Pfizer or any of its Affiliates other than Anaderm pursuant to Article 7 of this Agreement.

      1.38. "Pfizer's Rights of First Refusal" means "Pfizer's Right of First Refusal for Initial Development" and "Pfizer's Right of First Refusal for Further Development", as these terms are defined in Article VII of the Stockholders' Agreement.

      1.39. "Pfizer Selected Library" means a Selected Library within the Pfizer Compound File.

      1.40. "Pfizer Technology" means all Technology that pertains to the Field that is or was developed or created by employees of, or consultants to Pfizer, alone or jointly with one or more Third Parties or with OSI or Anaderm, or that is or was acquired by Pfizer by purchase, license, assignment or other means from one or more Third Parties or from OSI or Anaderm, excluding Technology acquired by Pfizer pursuant to its acquisition of an entity or business that relates to, in whole or in part, or incorporates the discovery, development, purchase or marketing of one or more Drug Products for an indication within the Field or the Dermatology Indications.

      1.41. "Research Program" means research conducted in the Field or Dermatology Indications by OSI, Pfizer, NYU or Anaderm, or any Affiliates thereof, as determined and overseen by a joint management team from Pfizer and OSI, during the Contract Period pursuant to this Agreement and the Stockholders' Agreement, with the exception of research conducted by Pfizer pursuant to
Section 3.2.3 or Section 3.4.2 of this Agreement.

      1.42. "Rights in an Invention" or "rights in an Invention" means all proprietary rights in an Invention worldwide, including the worldwide rights in all patent applications for letters patent on such Invention, including all continuations, continuations-in-part, divisionals, renewals and patents of addition thereof and all letters patent granted thereon and all reissues, Supplementary Protection Certificates, and extensions thereof.

      1.43. "Rx" means a prescription drug.

      1.44. "Selected Library" means a set of compounds selected based on their known ability to modulate or utility in modulating, or a reasonable expectation of their ability to modulate or utility in modulating, a particular biological mechanism or response. For purposes of this definition, the ability to modulate or utility in modulating a biological mechanism or response refers to any type of modulation of the biological mechanism or response, including, e.g., the ability to act as an agonist, partial agonist, reverse agonist, inhibitor, or antagonist of the biological mechanism or response. Thus, compounds grouped within the same Selected Library need not all have the same effect on the biological mechanism or response. For example, some compounds within the Selected Library may agonize, whereas other compounds within the same Selected Library may antagonize, the same biological mechanism or response.

      1.45. The "Stockholders' Agreement" means the Amended and Restated Stockholders Agreement among Anaderm, Pfizer, OSI, NYU, ** , having an effective date of April 23, 1999.


----------
** This portion has been redacted pursuant to a request for confidential treatment.

      1.46. "Technology" means and includes all technology and technical information that pertains to the discovery or development of pharmacologically active compounds or Rx and OTC products for use in humans, including all laboratory notebooks, research plans, inventions, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridoma cell lines, monoclonal and polyclonal antibodies, proteins and protein fragments, non-protein chemical structures and methods for synthesis, structure-activity relationships, computer models of chemical structures, computer software, assay methodology, processes, materials and methods for production, recovery and purification of natural products, formulas, plans, specifications, characteristics and equipment designs, but does not mean and does not include nontechnical information such as marketing plans that relate solely to marketing or finance.

      1.47. "Territory" means all the countries of the world.

      1.48. "Therapeutically Active Compound" means a compound that exhibits a biological or pharmacological activity.

      1.49. "Third Party" means a party other than Pfizer, Anaderm or OSI.

      1.50. "Valid Claim" means a claim of an issued patent within OSI Patent Rights, Pfizer Patent Rights or Anaderm Patent Rights, including patents in which OSI, Pfizer or Anaderm, respectively, has rights as a licensee pursuant to
Article 7 of the Agreement, so long as such claim shall not have been disclaimed by the owner or owners of such patent, and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

           ARTICLE 2 - AMENDMENT AND RESTATEMENT OF THE 1996 AGREEMENT

      Each of Pfizer, OSI and Anaderm hereby agrees that the 1996 Agreement, all prior Amendments thereto, and all prior funding commitments made by any of the parties in relation thereto, in their entirety, are hereby amended and restated by this Agreement which shall apply in substitution therefor.

                3. ARTICLE 3 - RIGHTS AND RESTRICTIONS OF PARTIES

      3.1. Rights of Anaderm.

            3.1.1. Class 1 and Class 2 Compounds. Subject to Pfizer's Rights of First Refusal, as set forth in Article VII of the Stockholders' Agreement, and to any rights of Third Parties, as referred to in Section 1.10 of this Agreement, Anaderm shall have the right to develop and market Class 1 and Class 2 Compounds or New Uses independently within the Territory, or to enter into licensing, joint venture, or other arrangements with Third Parties, as set forth in Section 7.4 of the Stockholders' Agreement for indications in the Field.

            3.1.2. Certain Discoveries Outside the Field. Subject to Pfizer's Rights of First Refusal, as set forth in Article VII of the Stockholders' Agreement, and to any rights of Third Parties, as referred to in Section 1.10 of this Agreement, Anaderm shall have the right to develop and market Class 1 and Class 2 Compounds or New Uses independently within the Territory, or to enter into licensing, joint venture, or other arrangements with Third Parties, as set forth in Section 7.4 of the Stockholders' Agreement for the following indications outside the Field: proliferative and inflammatory disorders of the skin such as acne, psoriasis, dandruff, itching and eczema (the "Dermatology Indications").

            3.1.3. Class 3 Compounds. Anaderm shall have the right to bring to the attention of Pfizer opportunities to license in rights in Human Therapeutic Products that are based on Class 3 Compounds. If Anaderm is able to demonstrate to Pfizer the commercial value of any such products, Anaderm may negotiate a compensation arrangement with Pfizer. Anaderm shall not license in rights in a Human Therapeutic Product based on a Class 3 Compound without Pfizer's written approval.

      3.2. Restrictions as to OSI and Anaderm.

            3.2.1. During the Contract Period, OSI shall not conduct drug discovery research itself or sponsor any research other than research conducted pursuant to the Research Program, as defined in this Agreement, if such research pertains to the Field or to the Dermatology Indications; provided, however, that OSI may sponsor or engage in such research with the written consent of a majority of the members of the Board of Directors of Anaderm. Research conducted by OSI outside of the Field and outside the Dermatology Indications, which results in a serendipitous discovery of a compound or New Use within the Field or the Dermatology Indications, shall not be considered a breach of this exclusivity provision. OSI may, however, conduct its own research in all areas outside the Field and outside the Dermatology Indications without restriction, including research with respect to compounds from the OSI compound file which OSI has made available to the Research Program and any Analogs of such compounds, unless any such compound or Analog has been shown to be a Therapeutically Active Compound in the Field or the Dermatology Indications. However, OSI may conduct its own research outside the Field and outside the Dermatology Indications with respect to a compound that has been shown to be a Therapeutically Active Compound in the Field or the Dermatology Indications with the written consent of a majority of the members of the Board of Directors of Anaderm.

            3.2.2. Other Cosmeceutical Business Of Anaderm. In the event that Anaderm participates in, either through equity ownership, collaborative arrangement, license or otherwise, or financially benefits from, through royalties, finder's fees or otherwise, any acquisition by Pfizer during the Contract Period of an entity or business that relates to, in whole or in part, or incorporates the discovery, development, purchase or marketing of one or more Drug Products for indications within the Field or the Dermatology Indications, OSI shall not receive royalties from the sales of any Human Therapeutic Product that was developed by such entity or business or any Human Therapeutic Product that contains or relates to a method of administering or using a compound that was invented or developed, or for which a New Use was invented or developed by such entity or business.

            3.2.3. Pfizer Discoveries Outside the Field and Outside the Research Program. Pfizer shall have the sole rights to any compounds, Technologies or Inventions pertaining to the Field (which may or may not also be used to treat indications outside of the Field) that are invented, developed or discovered by Pfizer, solely or jointly with a Third Party, in the course of its research or other activities outside the Field and outside the Research Program. Such compounds, Technologies and Inventions may be developed and exploited by Pfizer in its sole discretion without the need for permission by Anaderm and without benefit to Anaderm. ** .

      3.3. Restrictions as to Pfizer. Subject to Section 3.4.3 below, during the Contract Period, ** .


----------
** This portion has been redacted pursuant to a request for confidential treatment.

      3.4. Rights of Pfizer.

            3.4.1. Inventions Based on Pfizer Compounds. As provided for more specifically in Article 7 of this Agreement, Pfizer shall own all Inventions made in the course of conducting the Research Program that are either compounds Owned By Pfizer, or compositions containing one or more such compounds, or methods of administering, making or using one or more such compounds.

            3.4.2. Pfizer's Right to Conduct Research in the Dermatology Indications. Pfizer shall have the right during the Contract Period to perform or sponsor research in the area of the Dermatology Indications that is independent of any research conducted by Anaderm, Pfizer, OSI or NYU pursuant to this Agreement and the Stockholders' Agreement.

            3.4.3. Non-interference With Other Pfizer Business. This Agreement shall in no way restrict the operations of, interfere with, impede or otherwise adversely influence Pfizer's current business, including, without limitation, the operations of its divisions, subsidiaries and Affiliates other than Anaderm, or any business or operations acquired or undertaken by Pfizer during the Contract Period.

      3.5. Inventions Based on OSI Compounds. OSI shall own all Inventions made in the course of conducting the Research Program that are either: (i) compounds from the OSI Compound File which compounds are not also present in the Pfizer Compound File; or (ii) compositions containing one or more such compounds; or
(iii) methods of administering, making or using one or more such compounds.

      3.6. Best Efforts. Anaderm or Pfizer shall use its reasonable best efforts, within the confines of their respective corporate policies and commercial interests, to commercialize any

Human Therapeutic Product based on a Class 1 or Class 2 Compound for which Anaderm or Pfizer, respectively, has the exclusive right to develop.

      3.7. Status Reports. Anaderm or Pfizer, depending on which party is developing a particular Lead Compound or Human Therapeutic Product pursuant to this Agreement and the Stockholders' Agreement, shall, upon request, provide OSI with a written report of the status of the development of such Lead Compound or Human Therapeutic Product annually, beginning one year after the filing of an IND application for such Lead Compound or Human Therapeutic Product and continuing until either development of such Lead Compound or Human Therapeutic Product has been discontinued or there has been a commercial sale of such Human Therapeutic Product in the United States. Anaderm or Pfizer, respectively, shall also notify OSI in writing within sixty (60) days of abandoning development of any such Lead Compound or Human Therapeutic Product.

                         ARTICLE 4 - FUNDING OF RESEARCH

      4.1. OSI Staffing of Anaderm-Sponsored Research. OSI agrees to use its reasonable best efforts to employ and allocate at least the number of full-time research scientists to conduct its drug discovery efforts under the Research Program during each of the three years of the Contract Period, as set forth in Appendix A. Thus, OSI agrees to use its reasonable best efforts to employ and allocate an annual average of at least ** full-time research scientists to conduct its drug discovery efforts under the Research Program during the first year of the


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

Contract Period; to employ an annual average of at least ** full-time research scientists to conduct its drug discovery efforts under the Research Program during the second year of the Contract Period; and to employ an annual average of at least ** full-time research scientists to conduct its drug discovery efforts under the Research Program during the third year of the Contract Period. At least 25% of the full-time research scientists employed and allocated to the Research Program in each of the three years of the Contract Period will be Ph.D. research scientists.

      4.2. Funding of OSI's Drug Discovery Efforts Under The Research Program. Subject to the provisions of Sections 4.3 and 4.4 and the termination provisions of Article 9, below, and in consideration for OSI's staffing of its drug discovery efforts under the Research Program, as set forth in Section 4.1 above, Anaderm agrees to provide funding to OSI to support OSI's conducting of its drug discovery efforts under the Research Program, as defined in this Agreement. Thus, Anaderm agrees to pay OSI ** for the first year of the Contract Period; ** for the second year of the Contract Period; and ** for the third year of the Contract Period. Such payments shall be made in quarterly installments and shall be due and payable to OSI within thirty days of the first day of each quarter. In the event that this Agreement is terminated at any time during the first year of the Contract Period under Section 9.2(ii) below as a result of Anaderm having discontinued its business or having become insolvent or bankrupt during that time period, Pfizer shall be obligated to pay the balance of funds, if any, owed to OSI under this Section (Section 4.2) to cover the remainder of the first year, but only the first year, of the Contract Period.


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

      4.3. Right Of Pfizer To Terminate Funding. The obligation to continue funding OSI's drug discovery efforts in the second and third years of the Contract Period under Section 4.2 above shall remain solely within the discretion of Pfizer which, in consultation with Anaderm and OSI, will determine at the end of the first and second years of the Contract Period whether satisfactory progress has been made by Anaderm and OSI in the Research Program during the past year. If Pfizer determines at the end of the first or second year that satisfactory progress has not been made by Anaderm or OSI in the Research Program during the past year, and decides to terminate funding of OSI's drug discovery efforts under the Research Program, then Pfizer will provide, within thirty (30) days of the end of the first and second years, respectively, (i.e., within 30 days following each of April 23, 2000 and April 23, 2001), 30-day prior written notification to both OSI and Anaderm of the decision to terminate such funding, and this Agreement will be terminated pursuant to the termination provisions of Sections 9.2 and 9.4 below. Upon termination on the thirtieth (30th) day following the written notification referred to above, no further obligation by Pfizer or Anaderm will exist to make any additional payments to OSI under Section 4.2 above; provided, however, that Pfizer or Anaderm shall be subject to the obligations set forth in Section 9.4 below. If Pfizer determines at the end of the first and second years of the Contract Period that satisfactory progress has been made by Anaderm and OSI in the Research Program during the past year, or if Pfizer fails to make a determination under this Section (Section 4.3) by the end of such 30-day period, then the Contract Period will continue. All payments previously made by Anaderm or Pfizer to OSI under Section 4.2 above, at the time of termination under this Section (Section 4.3), covering periods beyond the termination date will be deducted from payments made to OSI under Section 9.4 below.


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

      4.4. OSI Failure to Satisfy Staffing Requirements. Notwithstanding the provisions of Section 4.2 above, if OSI fails to employ or allocate at least the annual average number of full-time research scientists to conduct its drug discovery efforts under the Research Program during any of the three years of the Contract Period as set forth in Appendix A, then the funding owed to OSI by Anaderm for that year under the terms of Section 4.2 will be proportionately reduced, and such reduction will be subtracted from the amount due and payable to OSI in the following year under Section 4.2 or Section 9.4, as appropriate, or shall otherwise be refunded by OSI to Anaderm or Pfizer. For example, in the first year of the Contract Period, if the annual average number of full-time research scientists employed and allocated by OSI to its drug discovery efforts under the Research Program is ** , rather than ** as set forth in Appendix A, then the amount of funding actually owed to OSI by Anaderm during the first year shall be equal to ** (i.e., ** ), and the amount of the reduction from ** shall be deducted from the amount due and payable to OSI for the second year of funding under the terms of Section 4.2 above or under Section 9.4, as appropriate. OSI shall give Anaderm and Pfizer a right of access to its books, records and personnel for three years from the date of each payment made to OSI under Section 4.2 above, upon notice, during regular business hours and to the extent reasonably necessary, to allow an accurate determination of the annual average number of full-time research scientists actually employed or allocated by OSI to conduct its drug discovery efforts under the Research Program during any of the three years of the Contract Period.


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

      4.5. During the Contract Period, OSI shall provide Anaderm and Pfizer, upon request, with quarterly written reports describing OSI's employment and allocation of research scientists during the previous quarter to conduct its drug discovery efforts under the Research Program. Such written reports shall provide sufficient detail to allow Anaderm or Pfizer to determine whether OSI's staffing obligations under this Agreement, as set forth in Appendix A, are being satisfied.

                              ARTICLE 5 - ROYALTIES

      5.1. Amount Of OSI Royalties

            5.1.1. OSI Royalty Rate For Sale Of A Human Therapeutic Product Based On A Class 1 Compound. Subject to the provisions of Section 5.1.2 below, in consideration for OSI fulfilling its obligations under this Agreement, Anaderm or Pfizer shall pay to OSI a royalty of ** percent ** of Net Sales (the "OSI Royalty") of any Human Therapeutic Product based on a Class 1 Compound or, subject to the provisions of Section 5.1.3 of this Agreement, a Class 2 Compound, that is marketed by Anaderm, Pfizer, an Affiliate or Co-developer of Anaderm or Pfizer or a licensee or sublicensee of Pfizer, respectively, pursuant to Article VII of the Stockholders' Agreement. The OSI Royalty shall be paid to OSI on a product by product, country by country basis, notwithstanding the termination provisions of Article 9 of this Agreement, for a period of ten years beginning with the first commercial sale of any such Human Therapeutic Product in a particular country, unless at the end of such ten year period there exists in that country a Valid Claim to either such Human Therapeutic


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

Product or a compound or composition contained in it, or a method or process employed in making it, or to a method of use for which such Human Therapeutic Product is being marketed in that country, in which case the OSI Royalty shall continue to be paid during the period in which any such Valid Claim exists in that country.

            5.1.2. Limitation Based On Use Of A Pfizer Selected Library. Notwithstanding the terms of Section 5.1.1 above, the OSI Royalty, as defined in that section, shall be ** of Net Sales of any Human Therapeutic Product based on a Class 1 Compound, rather than the ** set forth in that section, when such Class 1 Compound was identified by screening, and is part of, a Pfizer Selected Library, or by screening Analogs of a compound from a Pfizer Selected Library.

            5.1.3. OSI Royalty Rate For Sale Of A Human Therapeutic Product Based On A Class 2 Compound. Subject to the provisions of Section 5.1.4 below, in the event that Anaderm, Pfizer, an Affiliate or Co-developer of Anaderm or Pfizer, or a licensee or sublicensee of Pfizer markets a Human Therapeutic Product based on a Class 2 Compound, and such compound is subject to a royalty encumbrance with respect to a Third Party other than NYU, the OSI Royalty, in lieu of the ** referred to in Section 5.1.1 above, shall be equal to ** percent ** of Net Sales of the Human Therapeutic Products based on such Class 2 Compound, where ** and ** is equal to the total percentage of Net Sales that is owed to one or more such Third Parties (i.e., the total royalty encumbrance).


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

            5.1.4. Limitation Based On Use Of A Pfizer Selected Library. Notwithstanding the terms of Section 5.1.3 above, the OSI Royalty, as defined in that section, shall be equal to ** percent ** of Net Sales of a Human Therapeutic Product based on a Class 2 Compound, where ** , and ** is as defined in Section 4.1.3 above, rather than ** , as set forth in that section, when such Class 2 Compound was identified by screening, and is part of, a Pfizer Selected Library, or by screening Analogs of a compound from a Pfizer Selected Library.

            5.1.5. Deduction From OSI Royalty Where A Flat Fee Payment Has Been Made To A Third Party. In cases where a Third Party has received a flat fee payment from Anaderm for intellectual property rights purchased to support the development of a Class 1 or Class 2 Compound, or a Human Therapeutic Product based on a Class 1 or Class 2 Compound, or a New Use, where such payment is independent of the funding of OSI's drug discovery efforts under the Research Program pursuant to Section 4.2 above, ** percent ** of any royalty owed to OSI under Sections 5.1.1 - 5.1.4 above, for the sale or licensing of such Class 1 or Class 2 Compound, or Human Therapeutic Product based on such Class 1 or Class 2 Compound, or New Use thereof, shall be deducted by Anaderm from the royalty otherwise owed to OSI under those sections, but only until the total amount deducted by Anaderm equals ** of the total of the flat fee payment made to such Third Party, after which the royalty owed to OSI will return to the full amount defined in those sections, as appropriate.


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      treatment.


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

            5.1.6. Licensing by Anaderm. Subject to the provisions of Section
5.1.7 below, in the event that Pfizer elects not to exercise Pfizer's Rights of First Refusal and Anaderm determines to license a Class 1 or Class 2 Compound to a Third Party other than NYU rather than exploit it, OSI shall receive ** of any payments received by Anaderm under such license arrangements in lieu of the OSI Royalty.

            5.1.7. Limitation Based On Use Of A Pfizer Selected Library. Notwithstanding the terms of Section 5.1.6 above, when Anaderm licenses a Class 1 or Class 2 Compound to a Third Party pursuant to that section, the payments owed by Anaderm to OSI shall be ** of any payments received by Anaderm under such license arrangements, rather than the ** set forth in that section, when such Class 1 or Class 2 Compound was identified by screening, and is part of, a Pfizer Selected Library, or by screening Analogs of a compound from a Pfizer Selected Library.

            5.1.8. Licensing by Pfizer. If Pfizer decides to negotiate an agreement with a Third Party pursuant to which Pfizer would grant such Third Party a license under Pfizer's rights in a Lead Compound or Human Therapeutic Product, which rights Pfizer acquired from Anaderm pursuant to its Rights of First Refusal, for the purposes of developing a Lead Compound and developing and marketing a Human Therapeutic Product, and Pfizer determines that payment of the OSI Royalty, as defined in Sections 5.1.1 through 5.1.4 of this Agreement, would render the proposed licensing arrangement commercially unfeasible to Pfizer, then Pfizer shall negotiate with OSI in good faith to determine the amount of royalties or other compensation that OSI will receive from such arrangement.


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

      5.2. Notification to OSI of Third Party Licenses. Anaderm or Pfizer shall notify OSI in writing of the following within sixty (60) days of the granting by Anaderm or Pfizer or any of their Affiliates, respectively, of a license to a Third Party (including but not limited to a Co-developer) under Anaderm's, Pfizer's or such Affiliate's rights in a Lead Compound or Human Therapeutic
Product: (a) the name of the party or Affiliate that has granted the license;
(b) the name of the licensee or Co-developer (or sublicensee, as the case may be); (c) the names of any Lead Compounds and Human Therapeutic Products in which rights were licensed; and (d) the royalty to be paid pursuant to the license. Anaderm or Pfizer will provide OSI, upon request, with a copy of any such license agreement.

      5.3. OSI Royalty Exclusion. OSI shall not receive any royalty from sales of Human Therapeutic Products based on Class 3 Compounds.

      5.4. Payment Dates. Royalties due to OSI shall be paid by Anaderm or Pfizer on Net Sales within sixty days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Human Therapeutic Product on which such payment is based and a calculation of the amount of royalties due. Payments due to OSI pursuant to Section 5.1.6 or 5.1.7 of this Agreement shall be paid by Anaderm within sixty (60) days after receipt by Anaderm of the payment from a Third Party upon which the payment due OSI is based. Anaderm and Pfizer shall use their reasonable best efforts to obtain royalty payments due to them or their Affiliates based on Net Sales of Human Therapeutic Products by their Co-developers (and, in the case of Pfizer, its licensees and sublicensees).

      5.5. Accounting. No royalties on Net Sales shall be payable on sales transactions between or among Anaderm and its Affiliates or Pfizer and its Affiliates; the final vendee sale to a Third Party (other than NYU) alone shall be used for the purpose of determining the royalty payments due hereunder. The Human Therapeutic Product subject to royalty payment shall be deemed sold when invoiced, or if not invoiced, when the same shall be shipped or delivered to the Third Party. All taxes, assessments and fees of any nature levied or incurred on account of any payments accruing under this Agreement, by national, state or local governments, will be assumed and paid by Anaderm or Pfizer, depending on which party is marketing the Human Therapeutic Product, and, in the case of payments accruing under Section 5.1.6 or 5.1.7 of this Agreement, by Anaderm, except taxes levied thereon as income to OSI, and, if such taxes are required to be withheld by Anaderm or Pfizer, they will be deducted from such payments due to OSI and will be paid by Anaderm or Pfizer, respectively, for the account of OSI, and a receipt therefor secured and sent to OSI.

      5.6. Records. Anaderm or Pfizer, depending on which party is marketing the Human Therapeutic Product, shall keep for three years from the date of each payment of royalties complete and accurate records of sales by Anaderm or Pfizer or an Affiliate of Anaderm or Pfizer, respectively, of each Human Therapeutic Product in sufficient detail to allow the accruing royalties to be determined accurately. OSI shall have the right, for a period of three years after receiving any report or statement with respect to royalties due and payable, to appoint, at its expense, an independent certified public accountant reasonably acceptable to Anaderm or Pfizer, respectively, to inspect the relevant records of Anaderm or Pfizer, respectively, to verify such report or statement. Any of the "Big 6" accounting firms are hereby deemed to be acceptable. Anaderm or Pfizer, respectively, shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice


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

from OSI, to the extent reasonably necessary to verify the accuracy of the reports and payments. With respect to each of Anaderm, Pfizer and OSI, such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Anaderm or Pfizer, respectively, shall use its reasonable best efforts to make available to OSI the information, records and reports referred to in this section (Section 5.6) that relate to sales by a licensee, sublicensee or Co-developer of such party. OSI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent it is necessary for OSI to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of OSI to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Anaderm or Pfizer, respectively, shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of the inspection shall be provided in a written report by the independent certified public accountant to Anaderm or Pfizer setting forth the basis for its conclusions, and shall be binding on all parties; except that where Anaderm or Pfizer can show that the conclusions of the report are erroneous as based on a material error occurring during the inspection or otherwise committed during the preparation of the report by the independent certified public accountant, then upon Anaderm or Pfizer bringing such material error to the attention of OSI, OSI shall request the independent certified public accountant to re-evaluate the report and modify it accordingly.


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

                ARTICLE 6 - TREATMENT OF CONFIDENTIAL INFORMATION

      6.1. Confidentiality.

            6.1.1. Each of Pfizer, OSI and Anaderm recognizes that the other parties' Confidential Information (i.e., Anaderm Confidential Information, OSI Confidential Information, and Pfizer Confidential Information) constitutes highly valuable proprietary, confidential information. Each of Pfizer, OSI and Anaderm agrees that during the Contract Period and for five years thereafter, they and their Affiliates will keep confidential all Confidential Information that is disclosed to them or to their Affiliates pursuant to this Agreement, and that neither they nor any of their Affiliates will disclose the others' Confidential Information to any Third Party during that time, except as permitted below. Each of Pfizer, OSI and Anaderm agree that any disclosure of the others' Confidential Information to any officer, employee or agent of the others, or of any of their respective Affiliates, shall be made only to the extent necessary to carry out their respective responsibilities under this Agreement and shall be limited to the maximum extent possible that is consistent with such responsibilities. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of the others' Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information.

            6.1.2. Neither Pfizer, OSI, Anaderm, nor any of their Affiliates, shall use the Confidential Information of any of the other parties during the Contract Period and for five years thereafter, under any circumstances without written permission of such other parties, and in any manner or for any purpose other than as necessary to fulfill their responsibilities under this Agreement. Pfizer and Anaderm may, however, disclose such Confidential Information to government agencies to the extent necessary or desirable to secure governmental approval for


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development, clinical testing or marketing of Lead Compounds or Human
Therapeutic Products based on Class 1 or Class 2 Compounds, and, with respect to clinical testing of the same, to preclinical and clinical investigators where necessary or desirable to the extent normal and usual in the custom of the trade and under a secrecy agreement with essentially the same confidentiality provisions as those contained herein. In addition, Pfizer or Anaderm may disclose Confidential Information that relates to an Invention within the Field or the Dermatology Indications made by Pfizer, Anaderm, or OSI during the course of the Research Program on which Anaderm chooses to file a patent application pursuant to Section 7.6.1 of this Agreement, where such Confidential Information is disclosed to the United States Patent and Trademark Office or any of the other patent offices worldwide in the course of filing, prosecuting and maintaining such patent application and any resulting patents in any patent office proceeding (e.g., in response to an office action, or in an appeal, reissue, reexamination, interference, opposition, or prior use proceedings, among others), where Anaderm deems the disclosure of such Confidential Information necessary to support patentability of the disclosed invention. Each party, upon the written request of any other party, will return all the Confidential Information disclosed to it or any of its Affiliates by the requesting party pursuant to this Agreement, including all copies and extracts of documents, within 60 days of such a request made after the termination of this Agreement.

            6.1.3. Each of Pfizer, OSI and Anaderm represents that all of their respective employees, the employees of their Affiliates, and all other persons (e.g., consultants) participating in the Research Program on their respective behalves who will have access to Pfizer Confidential Information, OSI Confidential Information or Anaderm Confidential Information will be bound, for a period beginning not later than commencement of their


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

participation in the Research Program and ending five (5) years after termination of the Contract Period, by agreements to maintain such information in confidence.

      6.2. Publication. Except as required to pursue patent protection, the parties hereto agree not to publish the results obtained in the course of the Research Program without the prior written approval of Anaderm. After receipt of any proposed publication by Anaderm, written approval or disapproval shall be provided within thirty (30) days for a manuscript, an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, or a transcript of an oral presentation to be given at a scientific meeting. Approval decisions shall be made in accordance with Pfizer's corporate policy regarding publications, and approval shall not be unreasonably withheld.

      6.3. Disclosure of Inventions. Each party shall promptly inform the others about any Invention within the Field or the Dermatology Indications that is conceived or reduced to practice, in whole or in part, in the course of carrying out the Research Program by their respective employees, Affiliates, or other parties participating in the Research Program on their respective behalves. Each party shall also promptly inform Pfizer or OSI about any Invention outside the Field and outside the Dermatology Indications, if such Invention is based on a compound owned by Pfizer or OSI, respectively, or an Analog of such a compound (i.e., any Invention that relates to such a compound or Analog of such a compound, or to a composition containing such a compound or Analog of such a compound, or to a method of making, administering or using such a compound or Analog of such a compound). This Agreement shall not be construed to obligate any party to disclose to the other parties any other Inventions outside the Field and outside the Dermatology Indications.


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

                    ARTICLE 7 - INTELLECTUAL PROPERTY RIGHTS

      7.1. Grant of Technology Licenses. All grants of licenses in Technology under this section (Section 7.1) are subject to the provisions of Sections 7.2 and 7.3 of this Agreement, which relate to the transfer of rights in Inventions.

            7.1.1. License in OSI Technology. OSI grants Anaderm, NYU and Pfizer and its Affiliates an exclusive license in the Territory, during the Contract Period and without the right to sublicense, under OSI's rights in OSI Technology, including that which is acquired by OSI from Third Parties during the Contract Period. This exclusive license is solely for the purpose of conducting the Research Program in the Field in accordance with the terms of this Agreement, and is subject to OSI's retention of rights of equivalent scope for itself during the Contract Period solely for use in conducting the Research Program. Upon expiration of the Contract Period, the exclusive license in the Field will become non-exclusive and solely for the purpose of developing and marketing Lead Compounds and Human Therapeutic Products. OSI further grants Anaderm, NYU and Pfizer and its Affiliates a non-exclusive license in the Territory, during the Contract Period and without right to sublicense, under OSI's rights in OSI Technology, including that which is acquired by OSI from Third Parties during the Contract Period, solely for the purpose of conducting the Research Program in the Dermatology Indications in accordance with the terms of this Agreement. The non-exclusive licenses in the Field and in the Dermatology Indications referred to in this Section (Section 7.1.1) shall not expire in any country, notwithstanding the termination provisions of Article 9 of this Agreement, prior to 10 years from the date of the first commercial sale in that country of a Human Therapeutic Product the manufacture, use or sale of which by a Third Party would infringe a Valid Claim to any Invention within Anaderm Patent Rights or Pfizer Patent Rights,


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

and, if at the end of such ten year period a Valid Claim to any such Invention exists in such country, the term of the license shall continue until no such Valid Claim exists in that country.

            7.1.2. License in Anaderm Technology. Anaderm grants OSI and Pfizer and their Affiliates an exclusive license in the Territory, during the Contract Period and without the right to sublicense, under Anaderm's rights in Anaderm Technology, including that which is acquired by Anaderm from Third Parties during the Contract Period. This license is solely for the purpose of conducting the Research Program in accordance with the terms of this Agreement and is subject to Anaderm's retention of rights of equivalent scope for itself during the Contract Period solely for use in conducting the Research Program, as well as Anaderm's retention of the right to send compounds to Third Parties for the purpose of screening, formulating or testing said compounds such as, e.g., by conducting efficacy or toxicity studies, in support of the Research Program. Upon expiration of the Contract Period, such license, as to Pfizer and its Affiliates, will become non-exclusive and solely for the purposes of developing and marketing Lead Compounds and Human Therapeutic Products, and shall not expire in any country, notwithstanding the termination provisions of Article 9 of this Agreement, prior to 10 years from the date of the first commercial sale in that country of a Human Therapeutic Product the manufacture, use or sale of which by a Third Party would infringe a Valid Claim to an Invention within Pfizer Patent Rights or Anaderm Patent Rights, and, if at the end of such ten year period a Valid Claim to such Invention exists in such country, the term of the license shall continue until no such Valid Claim exists in that country.

            7.1.3. License in Pfizer Compounds. Pfizer grants Anaderm and OSI an exclusive license, under its rights, without the right to sublicense, in the Territory, during the Contract Period, to use, solely for the purpose of screening such compounds for indications


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within the Field in the course of conducting the Research Program, any compounds that Pfizer makes available for use in the Research Program pursuant to Section II of the Stockholders' Agreement. Pfizer grants Anaderm and OSI a non-exclusive license, under its rights, without the right to sublicense, in the Territory, during the Contract Period, to use any such Pfizer compounds solely for the purpose of screening such compounds for indications within the Dermatology Indications, and synthesizing and screening Analogs of such compounds, in the course of conducting the Research Program.

            7.1.4. License in OSI Compounds. OSI grants Anaderm and Pfizer an exclusive license, under its rights, without the right to sublicense, in the Territory, during the Contract Period, to use, solely for the purpose of screening such compounds for indications within the Field in the course of conducting the Research Program, any compounds that OSI makes available for use in the Research Program pursuant to Section II of the Stockholders' Agreement. No Third Parties shall be allowed to screen OSI compounds or Analogs of OSI compounds without the prior written consent of OSI. OSI grants Anaderm and Pfizer a non-exclusive license, under its rights, without the right to sublicense, in the Territory, during the Contract Period, to use any such OSI compounds solely for the purpose of screening such compounds for indications within the Dermatology Indications, and synthesizing and screening Analogs of such compounds, in the course of conducting the Research Program.

      7.2. Rights in Inventions Within the Field or The Dermatology Indications.

            7.2.1. Subject only to the provisions of Sections 7.2.2 and 7.2.3 below, OSI shall assign to Anaderm its worldwide rights in any Invention within the Field or the Dermatology Indications that is made in the course of its participation in the Research Program and that relates to a Therapeutically Active Compound, a composition containing a


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Therapeutically Active Compound, or a New Use for a Therapeutically Active
Compound, except with respect to Inventions based on compounds Owned By OSI or Analogs of compounds Owned By OSI. Pfizer shall do the same, except with respect to Inventions based on compounds Owned By Pfizer or Analogs of compounds Owned By Pfizer. OSI and Pfizer grant Anaderm an exclusive license in the Territory, including the right to sublicense, under their rights in all Inventions within the Field or the Dermatology Indications, that are made in the course of their participation in the Research Program and that do not relate to a Therapeutically Active Compound, a composition containing a Therapeutically Active Compound or a New Use for a Therapeutically Active Compound, to use such Inventions for the purposes of conducting the Research Program and developing and marketing Lead Compounds and Human Therapeutic Products. The term of such exclusive licenses shall not expire in any country, with respect to any particular Invention, notwithstanding the termination provisions of Article 9 of this Agreement, prior to 10 years from the date of the first commercial sale in that country of a Human Therapeutic Product the manufacture, use or sale of which by a Third Party would infringe a Valid Claim to such Invention, and, if at the end of such ten year period a Valid Claim to such Invention exists in such country, the term of the license shall continue until no such Valid Claim exists in that country. The foregoing grants of exclusive licenses to Anaderm by OSI and Pfizer are also subject, during the Contract Period, to OSI's and Pfizer's retention of rights of equivalent scope for themselves, for use solely in conducting the Research Program.

            7.2.2. OSI shall assign to Pfizer its worldwide rights in any Invention that is made in the course of its participation in the Research Program and that relates to a compound Owned By Pfizer or an Analog of such a compound, a composition containing such a compound or Analog, or a New Use for such a compound or Analog. Pfizer grants Anaderm an exclusive license in the Territory, including the right to sublicense without restriction, under its rights in any Inventions pertaining to the Field or the Dermatology Indications that are assigned to it pursuant to this section (Section 7.2), for the purposes of conducting the Research Program and developing and marketing Lead Compounds and Human Therapeutic Products. Such exclusive license is subject, during the Contract Period, to Pfizer's retention of rights of equivalent scope, solely for the purpose of conducting the Research Program. The term of such exclusive license shall not expire in any country, notwithstanding the termination provisions of Article 9 of this Agreement, prior to 10 years from the date of the first commercial sale in that country of a Human Therapeutic Product the manufacture, use or sale of which by a Third Party would infringe a Valid Claim to any such Invention, and, if at the end of such ten year period a Valid Claim to such Invention exists in such country, the term of the exclusive license shall continue until no such Valid Claim exists in that country.

            7.2.3. OSI grants Anaderm an exclusive license in the Territory, including the right to sublicense without restriction, under its rights in any Inventions pertaining to the Field or the Dermatology Indications that relate to a compound Owned By OSI or an Analog of such a compound, a composition containing such a compound or Analog of such a compound, or a New Use for such a compound or an Analog of such a compound, for the purposes of conducting the Research Program and developing and marketing Lead Compounds and Human Therapeutic Products. Such exclusive license is subject, during the Contract Period, to OSI's retention of rights of equivalent scope, solely for the purpose of conducting the Research Program. The term of such exclusive license shall not expire in any country, notwithstanding the termination provisions of Article 9 of this Agreement, prior to 10 years from the date of the first commercial sale in that country of a Human Therapeutic Product the manufacture, use or sale of which by a Third Party would infringe a Valid Claim to any such Invention, and, if at the end of such ten year period a Valid Claim to such Invention exists in such country, the term of the exclusive license shall continue until no such Valid Claim exists in that country.

      7.3. Rights in Inventions Outside the Field and The Dermatology Indications. Neither OSI, Anaderm nor Pfizer shall be obligated to assign or license their rights in any Invention made in the course of conducting the Research Program, where such Invention does not relate to the Field or to the Dermatology Indications, or to a compound owned by Pfizer, OSI or Anaderm, or an Analog of such a compound, a composition containing such a compound or Analog, or a method of making, using or administering such a compound or Analog.

      7.4. Actual or Threatened Infringement.

            7.4.1. When information comes to the attention of OSI, Anaderm or Pfizer, or any of their Affiliates, to the effect that any patent in which a party to this Agreement owns rights (either pursuant to this Agreement or otherwise) and which claims either (a) a Human Therapeutic Product based on a Class 1 or Class 2 Compound that is being developed or marketed by Anaderm or Pfizer or an Affiliate of Pfizer (excluding Anaderm), or (b) a compound or composition contained in such a Human Therapeutic Product, or (c) a Class 1 or Class 2 compound being developed by Anaderm or Pfizer or an Affiliate of Pfizer as a Lead Compound pursuant to Article VII of the Stockholders' Agreement or for which a New Use, as defined in Section 1.25 of this Agreement, is being developed by Anaderm or Pfizer or an Affiliate of Pfizer (excluding Anaderm), has been or is threatened to be unlawfully infringed, the party or Affiliate thereof that becomes aware of such information shall promptly bring it to the attention of the other parties to this Agreement. Pfizer, or an Affiliate of Pfizer (excluding Anaderm), within 90 days after all parties have been made aware of such information, regardless of which party is developing or marketing the compound or product to which the allegedly infringed patent relates, shall have the right, but not the obligation, at its own risk and expense and using counsel of its choice, to take such action as it may deem necessary to prosecute or prevent such unlawful infringement and to notify the parties to this Agreement of the commencement of any suit, action, proceeding or assertion of infringement that it initiates. Neither Pfizer nor any of its Affiliates, however, shall be obligated to inform OSI or Anaderm prior to taking any such action if such action would thereby be delayed and prejudice its right to obtain the relief sought, for example, where such action is a motion for a temporary restraining order or a claim of patent infringement based on the filing of an ANDA by a generic drug company. If Pfizer decides not to take action, it shall notify Anaderm and OSI in a timely fashion so as to allow either of these parties to take such action if they choose to do so. Pfizer shall furnish Anaderm and OSI, upon request, with a copy of each nonprivileged material communication relating to the alleged infringement. If Pfizer or the relevant Affiliate of Pfizer, as the case may be, determines that it is necessary or desirable for either Anaderm or OSI to join any such suit, action or proceeding, then Anaderm or OSI shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer or the relevant Affiliate of Pfizer to act in their respective names, or to join them, respectively, as parties, if required by law, in which event Pfizer shall hold the party or parties requested to be joined free, clear and harmless from any and all costs and expenses of such suit, action or proceeding, including attorney's fees. If Pfizer or any of its Affiliates other than Anaderm brings a suit in accordance with the above terms, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses of every kind and character, including reasonable attorney's fees, involved in the prosecution of any suit, and fifty percent (50%) of any funds that shall remain from said recovery shall be distributed to the parties receiving royalties on the Net Sales of the Human Therapeutic Product to which the infringed claim or claims relate, in amounts proportional to the relative amounts of their respective royalties, and the remaining fifty (50%) percent shall belong, respectively, to Pfizer or the Affiliate of Pfizer that brought the suit.

            7.4.2. If, within ninety (90) days after Pfizer or an Affiliate of Pfizer other than Anaderm gives notice to Anaderm or OSI of the information relating to the alleged infringement or receiving notice of such information from Anaderm or OSI, or an Affiliate thereof, neither Pfizer nor any of its Affiliates notifies Anaderm and OSI of its intent to bring suit or take other action against the alleged infringer, Anaderm shall have the right, but not the obligation, to bring suit or take other action against such alleged infringer, and may through joinder add Pfizer, an Affiliate of Pfizer or OSI as a party, if appropriate, in which case Anaderm shall hold the party or parties so joined free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Anaderm; provided, however, that fifty percent (50%) of any such sums recovered in such suit or settlement, after deduction of the costs and expenses of litigation, including attorney's fees paid, shall be distributed to the parties receiving royalties on the Net Sales of the Human Therapeutic Product to which the allegedly infringed claim or claims relate, in amounts proportional to the relative amounts of their respective royalties, and the remaining fifty percent (50%) shall belong to Anaderm.

            7.4.3. All parties to this Agreement agree to cooperate with and lend assistance, as appropriately requested or required by law, to any of the other parties that initiate a lawsuit or other action against an alleged infringer pursuant to this section (Section 7.4). Each party shall have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other under the terms of this section. If either Anaderm or Pfizer lacks standing to bring any such suit, action or proceeding, then the other shall do so at the request and expense of the requesting party. The obligations of all parties under this section shall remain in effect, notwithstanding the termination provisions of Article 9 of this Agreement, until the statute of limitations applicable to every action that could be taken pursuant to this section to hold the allegedly infringing party accountable under the law has expired and until every such pending action has been resolved by a decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

      7.5. Response to Infringement Claims. The parties to this Agreement agree that they and their Affiliates will cooperate with any one or both of the other such parties in defense of any suit, action or proceeding against any such party or any Affiliate or sublicensee of any such party alleging the infringement of the intellectual property rights of a Third Party other than NYU by reason of the manufacture, use or sale of a Human Therapeutic Product based on a Class 1 or Class 2 compound. The cooperation and involvement of all three parties, and their Affiliates, in defense of any such lawsuit shall be at the expense of the party that is developing and/or marketing the Human Therapeutic Product or compound the manufacture, use or sale of which gave rise to the claim of infringement (the "developing/marketing party"). However, the developing/marketing party shall not be responsible for paying any costs or fees or expenses associated with the involvement of another party or Affiliate thereof in any such lawsuit if the allegedly infringing activities that gave rise to the lawsuit resulted from the negligence or breach of a warranty in this Agreement or the Stockholders' Agreement of such other party or Affiliate. Any party to this Agreement against which such a lawsuit, action, proceeding or claim of infringement is brought shall give the other parties prompt written notice of it and shall furnish the other parties with a copy of each nonprivileged material communication relating to the alleged infringement. In consideration of the developing/marketing party's provision of costs, fees and expenses for the defense of any other party or Affiliate thereof joined in such a lawsuit or other legal proceeding, and the developing/marketing party's agreement which it hereby gives to the other parties and their Affiliates to indemnify and hold them and their directors, officers, employees and agents harmless with respect to all damages assessed against them and arising out of such action, all parties hereby grant to Pfizer or Anaderm, whichever is the developing/marketing party, all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), and agree to provide Pfizer or Anaderm, respectively, with all information and assistance necessary to defend or settle any such suit, action or proceeding, except that any such compromise, litigation, settlement, or other disposition shall not require an admission of fault on the part of any such other party or Affiliate thereof, or require any such other party or Affiliate to incur any obligation or liability or take or refrain from taking any action except as otherwise obligated hereunder without such party's advance written consent. The obligations of all parties under this section shall remain in effect, notwithstanding the termination provisions of Article 9 of this Agreement, until the statute of limitations applicable to every action that could be taken pursuant to this section to hold the


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

allegedly infringing party accountable under the law has expired and until every such pending action has been resolved by a decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

      7.6. Filing, Prosecution and Maintenance of Patent Rights.

            7.6.1. Anaderm shall have the right, at its expense and using counsel of its choice, to prepare, file and prosecute patent applications and to maintain and apply for extensions, Supplementary Protection Certificates and reissues of patents worldwide on Inventions within the Field or the Dermatology Indications, that were made by any of the parties in the course of their participation in the Research Program and that relate to either a Therapeutically Active Compound, a composition containing a Therapeutically Active Compound or a New Use for a Therapeutically Active Compound, as well as on any Inventions in which it has rights as an owner/assignee pursuant to this article (Article 7). Pfizer and OSI hereby grant Anaderm the authority to perform the above patent-related tasks, at Anaderm's expense, with respect to such Inventions in which they, respectively, have rights as an owner/assignee pursuant to this article and agree to execute any and all forms required to be submitted in the various patent offices worldwide to render such transfer of authority effective in all countries in which patent protection will be sought.

            7.6.2. Anaderm shall diligently perform, or have diligently performed on its behalf, the patent-related tasks referred to under Section
7.6.1 above, and shall provide copies of any documents related to the performance of such tasks to any other party to this Agreement that requests them.

            7.6.3. The rights and obligations under this section (Section 7.6) shall not expire, notwithstanding the termination provisions of Article 9 of this Agreement, with respect to a particular Invention, until all licenses of rights in such Invention pursuant to this Agreement have expired.

              ARTICLE 8 - ACQUISITION OF RIGHTS FROM THIRD PARTIES.

      During the Contract Period, each of OSI, Pfizer and Anaderm shall promptly notify the others in writing of any and all opportunities of which it is aware to acquire in any manner from Third Parties, Technology or patents which may be useful in, or may relate to, the Research Program. Anaderm shall decide if such rights shall be acquired. Anaderm shall use its best efforts to locate, and acquire rights to, Technology within the Field.

                             ARTICLE 9 - TERMINATION

      9.1. Term. This Agreement shall have a term of three years from the Effective Date, and shall terminate on that date unless renewed by written agreement of all of the parties.

      9.2. Termination for Cause. At any time prior to expiration of this Agreement, any party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other parties, such termination to be effective thirty (30) days after the giving of such notice. Cause for termination by a party to this Agreement shall be deemed to exist: (i) if any other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such material breach or default is not cured within sixty (60) days after the giving of notice by the party specifying such material breach or default; or (ii) if either OSI, Pfizer or Anaderm discontinues its business or becomes insolvent or bankrupt; or (iii) if any representation or warranty by any other party or any of their officers, under or in connection with this Agreement, shall prove to have been incorrect in any material respect when made; or (iv) with respect to the right of Pfizer to terminate under Section 4.3 above, if Pfizer decides to terminate funding; or
(v) with respect to the rights of Pfizer and Anaderm to terminate, if there is a Change Of Control Of OSI (as defined in Section 9.3 below).

      9.3. For purposes of this Agreement, a "Change Of Control Of OSI" shall be deemed to have taken place: (i) if a Third Party becomes the beneficial owner of shares having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of OSI; or (ii) if, as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a) the persons who were directors of OSI before the transaction shall cease to constitute a majority of the Board of Directors of OSI or any successor of OSI, or (b) there is a sale, exchange or other disposition of all or substantially all of OSI's assets to a Third Party. Within thirty (30) days following the Change Of Control Of OSI, OSI shall provide notice thereof to the other parties to this Agreement.

      9.4. Phase Out of OSI Funding Upon Termination. In the event of expiration of this Agreement pursuant to Section 9.1 above, or a termination by Pfizer pursuant to Section 9.2(iv) or by OSI pursuant to Section 9.2 above, OSI shall be funded to conduct research for three additional years pursuant to a research program approved either by Anaderm or Pfizer that does not conflict with any other then-existing obligations of OSI, and on the basis hereinafter provided. For the first 12 months following the date of termination, Anaderm or Pfizer shall fund OSI's research cost at the rate of the lesser of: (a) ** of the actual amount funded by Anaderm during the 12 months prior to such termination, adjusted for inflation; or (b) ** . For the second year following the date of termination, Anaderm or Pfizer shall fund OSI's research cost at the rate of the lesser of: (a) ** of the actual amount funded by Anaderm during the 12 months prior to such termination, adjusted for inflation; or (b) ** . For the third year following the date of termination, Anaderm or Pfizer shall fund OSI's research cost at the rate of the lesser of: (a) ** of the actual amount funded by Anaderm during the 12 months prior to such termination, adjusted for inflation; or (b) ** . In consideration for this funding, OSI, during the first, second and third years of the phase out period, shall commit a number of man-hours to conducting research pursuant to the approved research program previously referred to in this Section (Section 9.4), which number of man-hours is at least ** (first year post-termination), ** (second year post-termination), and **


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      treatment.

(third year post-termination), respectively, of the number of OSI man-hours spent participating in the Research Program pursuant to this Agreement during the last twelve (12) months prior to termination, or to an amount mutually agreed to by the parties.

      9.5. Provisions that Survive Termination. The following provisions of this Agreement will survive termination pursuant to this article and will remain in force for the period specified in the sections of the Agreement in which they appear:

            (a) the obligations of Pfizer and Anaderm to provide notices or status reports to OSI pursuant to Section 3.7;

            (b) all of Article 5, relating to the payment of royalties;

            (c) the confidentiality obligations set forth in Sections 6.1.1 - 6.1.3;

            (d) the grant of exclusive and nonexclusive licenses pursuant to
Article 7;

            (e) the obligations of all parties with respect to patent infringement matters pursuant to Sections 7.4 and 7.5;

            (f) the rights and obligations of all parties with respect to the filing, prosecution and maintenance of patent rights pursuant to Section 7.6;

            (g) the phase out of OSI funding pursuant to Section 9.4;

            (h) the indemnification provisions of Article 10; and

            (i) the choice of governing law pursuant to Section 12.2.

                ARTICLE 10 - INDEMNIFICATION BY ANADERM OR PFIZER

                                       **


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                                       47

             ARTICLE 11 - REPRESENTATIONS, WARRANTIES AND COVENANTS

      OSI, Pfizer and Anaderm each represents, warrants and covenants as follows:

      11.1. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

      11.2. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

      11.3. This Agreement is a legal, valid and binding obligation of it and is enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

      11.4. It is not presently under and it will not incur in the future any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations under this Agreement.


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

      11.5. It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities and the Research Program, subject to no claim of any Third Party other than the relevant lessors or licensors.

      11.6. It shall use its diligent efforts to perform its obligations under this Agreement.

      11.7. OSI, Pfizer and Anaderm represent that their respective employees, and those of their Affiliates, that will participate in the Research Program and all other parties that will participate in the Research Program on their behalf pursuant to this Agreement will have a contractual obligation throughout the course of their participation in the Research Program to assign to OSI, Pfizer, or Anaderm, respectively, their rights in any Inventions made in the course of their participation in the Research Program.

      11.8. OSI represents that it has exclusive rights, including the right to sublicense, to use the compounds within the OSI Compound File that are from the library licensed to OSI by The Dow Chemical Company, and Analogs thereof, to make, have made, use, evaluate, screen, sell, and have sold Human Therapeutic Products in the Field and in the Dermatology Indications.

                           ARTICLE 12 - MISCELLANEOUS

      12.1. Notices. All notices shall be mailed via certified mail, return receipt requested, or courier, addressed as follows, or to such other address as may be designated from time to time:

      If to Pfizer:     To Pfizer at its address as set forth at the beginning
                        of this Agreement

                        Attention:  Paul S. Miller, Esq.
                                    Senior Vice President and

                                      General Counsel, Pfizer Inc.
                                    235 East 42nd Street, 21st Fl.
                                    New York, N.Y.  10017-5755

      If to OSI:        To OSI at its address as set forth at the beginning of
                        this Agreement

                        Attention:  Colin Goddard
                                    Chief Executive Officer,
                                    OSI Pharmaceuticals, Inc.,
                                    106 Charles Lindergh Blvd.,
                                    Uniondale, New York 11553

      If to Anaderm:    To Anaderm at its address as set forth at the beginning
                        of this Agreement

                        Attention:    **
                                    President, Anaderm Research Corp.
                                    235 East 42nd Street., 13th Fl.
                                    New York, N.Y. 10017-5755

                                    cc: Paul S. Miller, Esq.
                                    Senior Vice President and
                                      General Counsel, Pfizer Inc.
                                    235 East 42nd Street, 21st Fl.
                                    New York, N.Y. 10017-5755

Notices shall be deemed given as of the date of receipt.

      12.2. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.


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                                       50

      12.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      12.4. Publicity. Except as required by law, no party hereto may disclose the existence of this Agreement or any of Anaderm's activities without the prior written approval of Anaderm.

      12.5. Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

      12.6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

      12.7. Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision, except as otherwise specifically provided in this Agreement, shall in no manner affect its rights at a later time to enforce the same.

      12.8. Third Party Beneficiaries. NYU is an intended third party beneficiary to this Agreement solely to the extent that it is granted certain rights in intellectual property pursuant to Article 7. No other Person not a party to this Agreement, including any employee of any party to this Agreement, or of any Affiliate thereof, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties as partners with each other or any Person.

      12.9. Assignment and Successors. This Agreement may not be assigned by any party, in whole or in part, except to a purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into such corporation.

      12.10. Force Majeure. The parties to this Agreement shall be excused from any required performance to the extent that, and for so long as, such performance is rendered impossible or unfeasible due to any catastrophes or other major event beyond their reasonable control, including, without limitation, war, riot, insurrection, laws, proclamations, edicts, ordinances, regulations, strikes, lock-outs, other serious labor disputes, floods, fires, explosions or other natural disasters. When such events have abated, the parties' respective obligations and rights shall resume.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


                             ANADERM RESEARCH CORP.


                             By    /s/
                               ------------------------------------------
                             Title: President and Chief Executive Officer


                             OSI PHARMACEUTICALS, INC.

                             By    /s/
                               ------------------------------------------
                             Title: President and Chief Executive Officer


                             PFIZER INC

                             By    /s/
                               ------------------------------------------
                             Title  Executive Vice President

                                   APPENDIX A

                                       **










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      treatment.